Exhibit 5.1

August 16, 2019

Pareteum Corporation

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Pareteum Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company for resale by the selling stockholders (the “Selling Stockholders”) listed in the prospectus included as part of the Registration Statement of up to an aggregate of 550,000 shares (the “Shares”) of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), issued to the Selling Stockholders. This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) underlying documents pursuant to which the Selling Stockholders were issued or will be issued Shares and (iv) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares have been or will be duly and validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of the Delaware General Corporation Law and all applicable judicial determinations in connection therewith. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

Sichenzia Ross Ference LLP